Exhibit 5



Executive Board
Schering Aktiengesellschaft

13353 Berlin


                                May 17, 2002



Dear Sirs:

I have acted as counsel to Schering Aktiengesellschaft, a corporation incorporated under the laws of the Federal Republic of Germany (the "Company"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the registration of additional ordinary shares without par value of the Company (the "Ordinary Shares") and additional options to purchase Ordinary Shares (the "Options") issuable pursuant to the Schering Long Term Incentive Plan 2001 (the "Plan"). In this connection, I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

Based on the foregoing, it is my opinion that the Options are binding obligations of the Company, enforceable in accordance with their terms, and that the Ordinary Shares issuable pursuant to the Plan have been duly authorized for issuance and, when sold pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company with respect to the additional Options and Ordinary Shares issuable pursuant to the Plan in such registration statement.

Very truly yours,

/s/ Horst Krueger
-------------------------
Horst Krueger